News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact:  Tiffani Bruce, 847-914-2962
Investor Contact:  Rick Hans, CFA, 847-914-2385
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS EARNINGS PER SHARE OF 41 CENTS,

RECORD SALES FOR FIRST QUARTER 2009

●	Sales increase 6.6 percent

●	Company announces further reduction in new store openings

●	Aggressive expense management continues

DEERFIELD, Ill., Dec. 22, 2008 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales results for the first quarter of fiscal year 2009.

Net earnings for the quarter ended Nov. 30 decreased 10.4 percent to $408 million or 41 cents per share (diluted), from $456 million or 46 cents per share (diluted) in the same quarter a year ago.

Sales for the first quarter increased 6.6 percent to a record $14.9 billion, while sales in comparable stores (those open more than a year) rose 1.7 percent in the quarter.

Prescription sales, which accounted for 66 percent of sales in the quarter, climbed 6.2 percent, while prescription sales in comparable stores rose 2.6 percent in the quarter. The company’s number of U.S. retail prescriptions filled increased 3.7 percent over last year’s first quarter. That compares to an industry-wide decline of 0.5 percent (excluding Walgreens) during the same period, according to IMS Health and Walgreens figures. The number of prescriptions filled in comparable stores was virtually flat, although prescriptions were up 1.5 percent when adjusted for more patients filling 90-day prescriptions versus 30-day. Front-end comparable sales were flat in the quarter.

“We continue to post solid sales results and achieve strong cost control in this difficult retail environment,” said Walgreens President and COO Gregory D. Wasson. “Customer traffic strengthened through the quarter and we’re making substantial progress on our growth strategies to get more from our core operations and enhance the customer experience.”

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Today, the company is also announcing plans to further reduce its organic store openings to a rate between 4.0 and 4.5 percent in 2010 and between 2.5 and 3.0 percent in 2011. This is a further reduction from plans announced last July to slow organic store openings to 5 percent by 2011. The company will continue to open new stores in strategic markets, on the best corners, and which offer the greatest rates of return. The new target growth rate will reduce capital expenditures through 2011 by approximately an additional $500 million beyond the $500 million capital expenditure savings announced last July.

Wasson said, “We believe that further slowing of organic store growth is a prudent step in the context of current economic conditions. Furthermore, by freeing up human and financial capital, substantial upside exists to drive greater value creation by enhancing the best community-based store network in America. This includes refreshing and remodeling existing stores, more efficient assortment within stores, prescription file buys and continued expansion of retail and worksite clinics.”

Selling, general and administrative expense dollars increased 9.1 percent in the quarter compared to the same quarter last year, which includes costs associated with opening a record 212 new or acquired drugstores in the quarter.

Gross profit margins decreased 0.2 percentage points versus the year-ago quarter to 27.8 as a percent of sales. Retail pharmacy margins increased due to generic drug sales, which have higher margins. Front-end margins remained essentially flat from the prior year. The gross profit was negatively impacted by non-retail businesses and an increase in the LIFO provision to $43 million in this year’s quarter versus a provision of $27 million in last year’s first quarter.

Walgreens continues to progress on key initiatives reviewed at its Analyst Day in October:

●
The company continues to implement initiatives to enhance the customer experience and ensure the most relevant and efficient assortment and promotions. More than 40 percent of categories have been reviewed and enhancements will begin in mid- to late- spring. Through its “Affordable Essentials” program, Walgreens will continue to provide greater value on the basic staples customers are seeking in these challenging economic times.

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Walgreens increased membership in its Prescription Savings Club by more than 40 percent versus the previous quarter. Thirty percent of all enrollees are new Walgreens patients. The company continues to broaden patient offerings and services in other ways such as flu shots, which have also increased dramatically to more than 1.1 million versus 440,000 for the entire season last year.

●
The POWER project, designed to enhance patient-pharmacist interaction and reduce costs, is now fully implemented in 280 Florida locations, while key components of the new process have been introduced in nearly 400 additional stores in the state. Some of the POWER components are now operational in 30 Arizona locations.

●
During the quarter, the company’s Health and Wellness division opened 76 in-store Take Care Clinics and four worksite health centers, for a total of 661 clinic locations at Nov. 30. Take Care’s retail and worksite health centers both continue to show increasing customer demand.

●	Walgreens acquired a specialty pharmacy business from McKesson Corporation. The acquisition will further strengthen Walgreens position as the fourth-largest specialty pharmacy in the country.

●
Walgreens is working toward greater efficiencies through Rewiring for Growth, which targets approximately $1 billion in annual cost savings by fiscal 2011 in the areas of indirect procurement, general overhead and labor, and via the POWER project. The first quarter results were negatively impacted by 1 cent per diluted share related to Rewiring for Growth one-time costs.

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Walgreens continues to build locations on America’s best corners. “The store we opened in New York’s Times Square in November is a great example,” said Wasson. “Early results are excellent and already place the store among our top performers.”

Wasson concluded, “Our growth strategies and financial flexibility position us well to create shareholder value in the years ahead.”

Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. Eastern time today, Dec. 22. The conference call will be webcast through Walgreens investor relations Web site at: http://investor.walgreens.com. This webcast will be archived on the site for 12 months after the call.

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A replay of the conference call also will be available from 11:30 a.m. Eastern time, Dec. 22, through Dec. 29. The replay can be accessed at http://investor.walgreens.com or by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 9244629.

This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2008	2007

Net sales	$14,947	$14,028

Cost of Sales (1)	10,796	10,107
Gross Profit	4,151	3,921

Selling, general and administrative expenses	3,482	3,193
Operating Income	669	728

Interest expense, net	15	-
Earnings Before Income Tax Provision	654	728

Income tax provision	246	272
Net Earnings	$408	$456
Net earnings per common share:
Basic	$.41	$.46
Diluted	$.41	$.46

Dividends declared	$.1125	$.0950

Average shares outstanding	988.6	991.3
Dilutive effect of stock options	1.6	6.2
Average Shares Outstanding Assuming Dilution	990.2	997.5

	Percent of Sales

Net sales	100.0%	100.0%

Cost of Sales	72.2	72.0
Gross Margin	27.8	28.0

Selling, general and administrative expenses	23.3	22.8
Operating Income	4.5	5.2

Interest expense, net	0.1	-
Earnings Before Income Tax Provision	4.4	5.2

Income tax provision	1.7	2.0
Net Earnings	2.7%	3.2%

(1) Fiscal 2009 first quarter includes a LIFO provision of $43 million versus $27 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	November 30,	November 30,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$886	$295
Accounts receivable, net	2,776	2,247
Inventories	8,298	7,553
Other current assets	199	240
Total Current Assets	12,159	10,335

Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	10,150	8,502
Goodwill	1,433	1,066
Other non-current assets	771	573
Total Non-Current Assets	12,354	10,141
Total Assets	$24,513	$20,476
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$1,080	$1,176
Trade accounts payable	5,026	4,107
Accrued expenses and other liabilities	2,246	2,085
Income taxes	144	178
Total Current Liabilities	8,496	7,546

Non-Current Liabilities:
Long-term debt	1,337	20
Deferred income taxes	154	107
Other non-current liabilities	1,395	1,313
Total Non-Current Liabilities	2,886	1,440
Shareholders' Equity	13,131	11,490
Total Liabilities and Shareholders' Equity	$24,513	$20,476

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended November 30,
	2008	2007

Cash flows from operating activities:
Net earnings	$408	$456
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	236	195
Deferred income taxes	16	(72)
Stock compensation expense	32	31
Income tax savings from employee stock plans	-	1
Other	4	3
Changes in operating assets and liabilities -
Accounts receivable, net	(313)	(158)
Inventories	(1,036)	(753)
Other assets	15	(9)
Trade accounts payable	736	373
Accrued expenses and other liabilities	21	2
Income taxes	210	322
Other non-current liabilities	(17)	(1)
Net cash provided by operating activities	312	390

Cash flows from investing activities:
Additions to property and equipment	(638)	(490)
Proceeds from sale of assets	15	5
Business and intangible asset acquisitions, net of cash received	(61)	(48)
Net proceeds from corporate-owned life insurance policies	-	2
Net cash used for investing activities	(684)	(531)

Cash flows from financing activities:
Net proceeds from short-term borrowings	998	317
Payments of debt	-	(29)
Stock purchases	(99)	(78)
Proceeds related to employee stock plans	32	68
Cash dividends paid	(111)	(94)
Other	(5)	(3)
Net cash provided by financing activities	815	181

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	443	40
Cash and cash equivalents at September 1	443	255
Cash and cash equivalents at November 30	$886	$295

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